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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.     2      )*
                                              ----------


                                  ARQULE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00004269E1
                      ------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [ ] Rule 13d-1(c)
      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)                Page 1 of 22 pages

--------------------------                            --------------------------
 CUSIP NO.  00004269E1                 13G             PAGE    2   OF   22
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Fund II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Partnership
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   1,154,480 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     1,154,480 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,154,480 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                               Page 2 of 22 Pages

--------------------------                            --------------------------
 CUSIP NO.  00004269E1                 13G             PAGE    3   OF   22
           -------------                                     -----    ------
--------------------------                            --------------------------


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Associates II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Partnership
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   1,154,480 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     1,154,480 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,154,480 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                               Page 3 of 22 Pages

--------------------------                            --------------------------
 CUSIP NO.  00004269E1                 13G             PAGE    4   OF   22
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Christopher J. Spray
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   664,310 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     664,310 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      664,310 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 4 of 22 Pages

--------------------------                            --------------------------
 CUSIP NO.  00004269E1                 13G             PAGE    5   OF   22
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Barry Fidelman
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   664,310 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     664,310 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      664,310 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 5 of 22 Pages

--------------------------                            --------------------------
 CUSIP NO.  00004269E1                 13G             PAGE    6   OF   22
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Allan Ferguson
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  12,0000 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   676,310 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    12,000 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     676,310 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      676,310 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 6 of 22 Pages

--------------------------                            --------------------------
 CUSIP NO.  00004269E1                 13G             PAGE    7   OF   22
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jean-Francois Formela
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      France
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   664,310 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     664,310 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      664,310 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 7 of 22 Pages

--------------------------                            --------------------------
 CUSIP NO.  00004269E1                 13G             PAGE    8   OF   22
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Europe Fund B. V.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   1,154,480 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     1,154,480 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,154,480 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------


                               Page 8 of 22 Pages

--------------------------                            --------------------------
 CUSIP NO.  00004269E1                 13G             PAGE    9   OF   22
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas InvesteringsGroep N.V.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      The Neterlands
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   1,154,480 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     1,154,480 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,154,480 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------


                               Page 9 of 22 Pages

                                  SCHEDULE 13G

Item 1(a).  NAME OF ISSUER: ArQule, Inc.

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            200 Boston Avenue, Medford, Massachusetts  02155.

Item 2(a). NAMES OF PERSONS FILING: Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Christopher J. Spray, Barry Fidelman, Allan Ferguson, Jean-Francois Formela, Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V.

            Atlas Venture Associates II, L.P. is the sole general partner of Atlas Venture Fund II, L.P. Messrs. Spray, Fidelman, Ferguson and Formela are the individual general partners of Atlas Venture Associates II, L.P. Atlas InvesteringsGroep N.V. is the sole shareholder of Atlas Venture Europe Fund B.V.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P. and Messrs. Spray, Fidelman, Ferguson and Formela is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116. The address of the principal business office of Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. is Atlas InvesteringsGroep N.V., Naarderpoort 1, 1411 MA Naarden, The Netherlands.

Item 2(c). CITIZENSHIP: Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. are each a limited partnership organized under the laws of the State of Delaware. Messrs. Fidelman and Ferguson are citizens of the United States. Mr. Spray is a citizen of the United Kingdom. Mr. Formela is a citizen of France. Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. are each a corporation organized under the laws of The Netherlands.

Item 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value.

Item 2(e).  CUSIP NUMBER:  00004269E1

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:


            Not Applicable.

Item 4.     OWNERSHIP.

      (a)   Amount Beneficially Owned:

            Each of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,154,480 shares of Common Stock as of December 31, 1998. Each of Messrs. Spray, Fidelman and Formela may be deemed to own beneficially 664,310


                              Page 10 of 22 Pages
            shares of Common Stock as of December 31, 1998. Mr. Ferguson may be deemed to own beneficially 676,310 shares (including 12,000 options) of Common Stock as of December 31, 1998.

            As of December 31, 1998, Atlas Venture Fund II, L.P. is the record owner of 664,310 shares of Common Stock, Atlas InvesteringsGroep N.V. is the record owner of 114,859 shares of Common Stock and Atlas Venture Europe Fund B.V. is the record owner of 375,311 shares of Common Stock (referred to as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,154,480 shares of Common Stock. In their capacities as individual general partners of Atlas Venture Associates II, L.P., each of Messrs. Spray, Fidelman and Formela may be deemed to own beneficially 664,310 shares of Common Stock. Mr. Ferguson may be deemed to own beneficially 676,310 shares (including 12,000 options) of Common Stock.

      (b)   Percent of Class:

                  Atlas Venture Fund II, L.P.                           9.5%
                  Atlas Venture Associates II, L.P.                     9.5%
                  Christopher J. Spray                                  5.5%
                  Barry Fidelman                                        5.5%
                  Allan Ferguson                                        5.6%
                  Jean-Francois Formela                                 5.5%
                  Atlas Venture Europe Fund B.V.                        9.5%
                  Atlas InvesteringsGroep N.V.                          9.5%

      The foregoing percentages are calculated based on the 12,165,403 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for ArQule, Inc. for the Quarter Ended September 30, 1998, as adjusted pursuant to Rule 13d-3(d)(1).

      (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        Allan Ferguson                          12,000 shares

                        0 shares as to each other reporting person


                              Page 11 of 22 Pages

                  (ii)  shared power to vote or to direct the vote:

                        Atlas Venture Fund II, L.P.          1,154,480 shares
                        Atlas Venture Associates II, L.P.    1,154,480 shares
                        Christopher J. Spray                   664,310 shares
                        Barry Fidelman                         664,310 shares
                        Allan Ferguson                         676,310 shares
                        Jean-Francois Formela                  664,310 shares
                        Atlas Venture Europe Fund B.V.       1,154,480 shares
                        Atlas InvesteringsGroep N.V.         1,154,480 shares

                  (iii) sole power to dispose or to direct the disposition of:

                        Allan Ferguson                     12,000 shares

                        0 shares as to each other reporting person

                  (iv)  shared power to dispose or to direct the disposition of:

                        Atlas Venture Fund II, L.P.          1,154,480 shares
                        Atlas Venture Associates II, L.P.    1,154,480 shares
                        Christopher J. Spray                   664,310 shares
                        Barry Fidelman                         664,310 shares
                        Allan Ferguson                         676,310 shares
                        Jean-Francois Formela                  664,310 shares
                        Atlas Venture Europe Fund B.V.       1,154,480 shares
                        Atlas InvesteringsGroep N.V.         1,154,480 shares

            Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of ArQule, Inc., except in the case of (i) Atlas Venture Fund II, L.P. for the 664,310 shares which it holds of record, (ii) Allan Ferguson for the 12,000 shares which he holds of record, (iii) Atlas InvesteringsGroep N.V. for the 114,859 shares which it holds of record, and (iv) Atlas Venture Europe Fund B.V. for the 375,311 shares which it holds of record.

Item  5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

Item  6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.



                              Page 12 of 22 Pages

Item  8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

          The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item  9.  NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

Item  10. CERTIFICATIONS.

          Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                              Page 13 of 22 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Dated:  February 10, 1999

ATLAS VENTURE FUND II, L.P.                  ATLAS INVESTERINGSGROEP N.V.


By: Atlas Venture Associates II, L.P.

                                             By:             *
                                                 ---------------------------
                                                 Michiel de Haan,
                                                 Managing Director

By:               *
    ---------------------------
    Christopher J. Spray,
    General Partner                                          *
                                                 ---------------------------
                                                 Christopher J. Spray

ATLAS VENTURE ASSOCIATES II, L.P.


                                                             *
                                                 ---------------------------
By:               *                              Barry Fidelman
    ---------------------------
    Christopher J. Spray,
    General Partner

                                                             *
                                                 ---------------------------
                                                 Allan Ferguson

ATLAS VENTURE EUROPE FUND B.V.


By: Atlas InvesteringsGroep N.V.                             *
                                                 ---------------------------
                                                 Jean-Francois Formela

By:              *
   ---------------------------
   Michiel de Haan,
   Managing Director


* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as EXHIBIT 2.


   /s/ Jeanne Larkin Henry
   ---------------------------
   Jeanne Larkin Henry
   Attorney-in-fact


                              Page 14 of 22 Pages